Exhibit 5
[Cardinal Health, Inc. Letterhead]
November 15, 2005
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Ladies and Gentlemen:
     I am Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 31,900,000 common shares, without par value (the “Common Shares”), of the Company pursuant to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan and the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (collectively, the “Plans”).
     In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations of the Company, (b) copies of the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.
     Based on such examination, I am of the opinion that the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.
     For purposes of the opinions given herein, I do not purport to be a member of the Bar of, or an expert on the laws of, any jurisdiction other than the State of Ohio, and I express no opinion herein as to the laws of any jurisdiction other than the laws of the State of Ohio.
     I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ John M. Adams, Jr.

John M. Adams, Jr.
Vice President and
Associate General Counsel